Exhibit 99.1



                          P R E S S   R E L E A S E


November 6, 2003

                                                       For Immediate Release

For Information
Contact:   Edward G. Kitz
           (414) 231-5000


Roundy's, Inc. Announces Financial Results For The Third Quarter Ended September 27, 2003

For comparative purposes, all 2002 year-to-date results of Roundy's, Inc. ("Roundy's" or the "Company") include the combination of predecessor (results prior to June 6, 2002) and successor income statement information. Due to the June 6, 2002 acquisition, results subsequent to June 6, 2002 may not necessarily be comparable to prior periods.

Sales
Net sales and service fees were $1,142.7 million for the third quarter of 2003, a $246.1 million, or 27.4%, increase from $896.6 million for the third quarter of 2002. Retail sales were $668.3 million for the third quarter of 2003, a $283.6 million, or 73.7%, increase from $384.7 million for the third quarter of 2002. This increase in retail sales was primarily due to the effect of the acquired store groups, consisting of 51 stores in total, that now operate under the Company's ownership (collectively, the "Acquired Stores"). These Acquired Stores now operate as: (i) 31 Rainbow Foods ("Rainbow") retail grocery stores in the Minneapolis-St. Paul area acquired from Fleming Companies, Inc. ("Fleming") in June 2003 and reopened immediately by Roundy's (the "Rainbow Minneapolis Acquisition"); (ii) 14 Pick 'n Save retail grocery stores acquired in three separate transactions (as discussed in the Company's first quarter 2003 press release and Form 10-Q); and (iii) six Copps Food Stores in the Madison, Wisconsin area acquired from the Great Atlantic & Pacific Tea Company, Inc. ("A&P") in April 2003 and reopened in late May and early June 2003 (the "Copps
Madison Acquisition"). None of the Acquired Stores were owned or operated by Roundy's in the third quarter 2002. The Acquired Stores contributed $271.2 million to the third quarter retail sales increase. For additional detail on the Company's recent acquisitions, please refer to the Company's first and second quarter reports on Form 10-Q and its Form 8-K's filed with the Securities & Exchange Commission ("SEC") on May 9, 2003,
June 23, 2003 and August 7, 2003, respectively. As of September 27, 2003, Roundy's operated 111 retail grocery stores including 49 Pick 'n Save stores, 31 Copps stores and 31 Rainbow stores.

Third quarter 2003 same store sales at our retail stores (including acquired Pick 'n Save licensed stores operated in 2002 by their prior owners) improved 2.6% from the third quarter of 2002.

"Consistent with the past several quarters, we are pleased with the continued strength of our same store sales results, which continues to provide us a strong foundation to grow our business" said Roundy's Chairman and CEO, Robert A. Mariano.

Wholesale sales were $844.3 million for the third quarter 2003, a $103.8 million, or 14.0%, increase from $740.5 million for the third quarter of 2002. This improvement was due to increased sales to Company-owned stores and new independent customers supplied by our Wisconsin wholesale divisions, as well as new independent customers supplied by our non-Wisconsin wholesale divisions.

Gross Profit
Gross profit was $240.0 million for the third quarter of 2003, an $82.3 million, or 52.2%, increase from $157.7 million for the third quarter of 2002. The increase in gross profit for the quarter was primarily due to the Acquired Stores. The gross profit percentage for the third quarters of 2003 and 2002 was 21.0% and 17.6%, respectively. The increase in gross profit percentage was primarily due to the increase in the sales mix attributable to Company-owned retail stores, which have higher gross profit percentages than our wholesale segment. Retail sales for the third quarter of 2003 represented 58.5% of net sales and service fees compared with 42.9% for the third quarter of 2002. The increase in retail sales concentration was primarily due to the Acquired Stores, as discussed above. Retail gross profit percentage was 25.9% and 24.9% for the third quarter of 2003 and 2002, respectively. The increase in retail gross profit percentage was primarily due to certain of our Acquired Stores which have a higher gross profit percentage than our other stores. Wholesale gross profit percentage was 8.8% for both the third quarter of 2003 and 2002.

Operating and Administrative Expenses
Operating and administrative expenses were $202.8 million for the third quarter of 2003, a $68.5 million, or 51.0%, increase from $134.3 million for the third quarter of 2002. Operating and administrative expenses, as a percentage of net sales and service fees, increased to 17.8% for the third quarter of 2003 compared with 15.0% for the third quarter of 2002. The percentage increase was attributable to the Acquired Stores and the resulting increased concentration of sales in our retail segment for the third quarter of 2003, which has a significantly higher ratio of operating costs to sales than our wholesale segment. Retail operating and administrative expenses increased to 22.3% of retail sales for the third quarter of 2003 compared with 21.0% for the third quarter of 2002 primarily due to a higher ratio of operating costs to sales for certain of our Acquired Stores in comparison to our other stores. In addition, the higher ratio is, in part, attributable to continuing investments in store level service in these stores consistent with levels experienced during a typical new store ramp-up period. Wholesale operating and administrative expenses decreased to 5.8% of wholesale sales for the third quarter of 2003 compared with 6.5% for the same period of 2002. This decrease was due to operational and productivity improvements in our wholesale operations as well as increased wholesale sales.

Interest Expense
Interest expense (excluding the amortization of deferred financing costs) was $10.7 million for the third quarter of 2003, a $2.4 million increase from $8.3 million for the third quarter of 2002. The increase in interest expense was primarily due to increased levels of indebtedness compared to the third quarter of 2002.

Net Income
Net income was $15.7 million for the third quarter of 2003, a $6.7 million increase from $9.0 million for the third quarter of 2002. The net income margin was 1.4% and 1.0% for the third quarters of 2003 and 2002, respectively.

Adjusted EBITDA
Adjusted EBITDA (as defined under "Segment Data") was $49.7 million for the third quarter of 2003, a $13.2 million, or 36.1%, increase from $36.5 million for the third quarter of 2002. Retail Adjusted EBITDA for the third quarter of 2003 was $30.5 million, an increase of $10.1 million, or 49.3%, from $20.4 million for the third quarter of 2002. The increase in Adjusted EBITDA at the retail segment was primarily due to the Acquired Stores and increased sales at our other stores. Wholesale Adjusted EBITDA for the third quarter of 2003 was $27.0 million, an increase of $7.2 million, or 36.6%, from $19.8 million for the third quarter of 2002. This increase was primarily due to increased sales levels and operational and labor productivity improvements as discussed above. For a discussion of the reasons why the Company believes that Adjusted EBITDA provides information that is useful to investors and a reconciliation of Adjusted EBITDA to net income under generally accepted accounting principles, see Note (1) to the Table under "Segment Data."

Selected Results for the Nine Months Ended September 27, 2003 Compared With the Nine Months Ended September 28, 2002


Sales
Net sales and service fees totaled $3,014.8 million for the nine months ended September 27, 2003, a $346.7 million, or 13.0%, increase from $2,668.1 million for the nine months ended September 28, 2002. Retail sales were $1,639.8 million for 2003, a $496.7 million, or 43.4%, increase from $1,143.1 million for 2002. This increase in retail sales was primarily due to the effect of the Acquired Stores which contributed approximately $472.0 million of the increase.

Year-to-date 2003 same store sales at the Company's retail stores (including acquired Pick 'n Save licensed stores operated in 2002 by their prior owners) improved 2.1% from 2002.

Wholesale sales were $2,329.0 million for 2003, a $108.7 million, or 4.9%, increase from $2,220.3 million for 2002. This increase was primarily due to increased sales to Company-owned stores served by our Wisconsin wholesale divisions partially offset by lower sales to customers served by our non-Wisconsin divisions due to heightened retail competition.

Adjusted EBITDA
Adjusted EBITDA was $136.8 million for 2003, a $31.4 million, or 29.8%, increase from $105.4 million for 2002. Retail Adjusted EBITDA for 2003 was $78.4 million, a $20.9 million, or 36.3%, increase from $57.5 million for 2002. The increase in Adjusted EBITDA at the retail segment was primarily due to the Acquired Stores and increased sales at our other stores. Wholesale Adjusted EBITDA for 2003 was $77.2 million, a $17.2 million, or 28.8% increase from $60.0 million for 2002. This increase was primarily due to operational and labor productivity improvements as well as increased sales. For the nine months ended September 27, 2003, our Adjusted EBITDA margin was 4.5% compared with 3.9% for the comparable period in 2002.

Capital Expenditures
Capital spending totaled $39.0 million for the nine months ended September 27, 2003. Capital expenditures consisted primarily of remodeling and maintenance of newly acquired and existing stores as well as maintenance of the wholesale distribution network. This compares to capital expenditures of $23.6 million for the nine months ended September 28, 2002. Based on our revised 2003 plans, our estimate of 2003 capital expenditures is approximately $60 million, which excludes all business acquisitions.

Other Events
In the third quarter of 2003, the Company completed its consolidation of the Van Wert general merchandise facility located in Van Wert, Ohio into its Mazomanie, Wisconsin facility.

On October 17, 2003, the Company completed the acquisition of the equipment, fixtures and leasehold interests of seven former Kohl's grocery stores from A&P for approximately $9.0 million in cash. Six of these stores are located in the Milwaukee area while the seventh store is located in the Racine, Wisconsin area. We plan to reopen these stores under our Pick 'n Save banner before the end of the first quarter of 2004.

Accounting Pronouncements
The Company adopted Emerging Issues Task Force Issue No. 02-16 (EITF 02-16), "Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor," effective December 29, 2002. Pursuant to EITF 02-16, vendor consideration related to vendor funded coupons and certain advertising and other programs have been reclassified in the consolidated statements of income and prior periods have also been consistently reclassified. Specifically, vendor funded coupon reimbursements, previously considered part of net sales at the point of sale, are now reflected as a reduction to net sales and cost of sales. Accordingly, $10.9 million and $7.4 million of such reimbursements in third quarter 2003 and 2002, respectively, and $31.4 million and $23.2 million for the nine months ended September 27, 2003 and September 28, 2002, respectively, have been classified as a reduction in cost of sales with a corresponding decrease in net sales. Vendor reimbursements previously classified as offsets to advertising and other expenses, have now also been reflected as reductions in cost of sales pursuant to EITF 02-16. Accordingly, $11.8 million and $7.5 million of such reimbursements in the third quarter of 2003 and the third quarter of 2002, respectively, and $31.1 million and $22.9 million for the nine months ended September 27, 2003 and September 28, 2002, respectively, have been classified as a reduction in cost of sales with a corresponding increase in operating and administrative expenses.

Conference Call
A conference call to review the third quarter's results will be held on Thursday, November 6, 2003, at 11:00 a.m. Central Time. To access the call, dial in to the conference line's toll free number at 1-888-522-9245. The pass code is Roundy's and the leader will be Robert Mariano. In addition, the discussion will be available in the listen-only mode until November 13, 2003 by dialing 1-800-846-1925.

About Roundy's
Roundy's, Inc., founded in 1872, is a leading food retailer and wholesaler in the Midwest. As of September 27, 2003, Roundy's operated 111 retail grocery stores under the Pick 'n Save, Copps and Rainbow Foods banners. From seven distribution centers, Roundy's supplies over 800 retail grocery store locations. The Company is owned by investment funds controlled by Chicago-based Willis Stein & Partners, III, L.P.

The Company maintains a Web site at http://www.roundys.com. On its Web site, the Company makes available, free of charge, press releases and other additional information.

This release contains forward-looking statements about the future performance of the Company, which are based on management's assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food industry generally and particularly in the Company's principal markets; the Company's relationships with its employees and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect the Company's cost of capital and the ability of the Company to access capital; supply or quality control problems with the Company's vendors; and changes in economic conditions which affect the buying patterns of the Company's customers.




                                                   Roundy's, Inc.
                               CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
                                           (Subject to Reclassifications)
                                               (Dollars in thousands)


                                     Successor              Combined     Successor  Predecessor
                  ---------------------------------------- ----------  -----------  -----------
                     Thirteen   Thirteen     Thirty-nine   Thirty-nine     June 7, 2002  December
                   Weeks Ended  Weeks Ended   Weeks Ended   Weeks Ended      to          30, 2001
                 September 27, September 28, September 27, September 28, September 28, to June 6,
                       2003         2002         2003          2002           2002        2002
                  ----------- ------------ ------------  ------------- -------------  --------

Revenues:
Net sales and
service fees         $ 1,142,692    $ 896,613  $3,014,832   $2,668,080   $1,122,433    $1,545,647
Other - net                  476          684       1,774        1,539          845           694
                     -----------    ---------   ---------   ----------   ----------    ----------
                       1,143,168      897,297   3,016,606    2,669,619    1,123,278     1,546,341
                      -----------    ---------   ---------   ----------  ----------    ----------
Cost and Expenses
Cost of sales            902,699      738,912   2,398,034    2,195,011      923,783     1,271,228
Operating and
 administrative          202,848      134,324     514,502      402,597      166,990       235,607
SARs and other
 termination costs                                               7,400                      7,400
Interest expense          10,673        8,338      30,189       16,857       10,713         6,144
Amortization of deferred
   financing costs           853          549       2,481        1,529          560           969
Interest rate swap
   termination costs                                             6,652                      6,652
                        ---------   ----------  ----------   ---------      -------      --------
                       1,117,073      882,123   2,945,206    2,630,046    1,102,046     1,528,000
                       ---------   ----------  ----------    ---------   ----------     ---------

Income Before Income
  Taxes                   26,095       15,174       71,400      39,573       21,232        18,341
Provision for Income
 Taxes                    10,438        6,221       28,560      16,118        8,705         7,413
                        --------    ---------    ---------    -------      --------      --------
Net Income              $ 15,657    $   8,953      $42,840    $ 23,455     $ 12,527       $10,928
                        ========    =========    =========   =========     =========     ========







                             ROUNDY'S,INC.
                      CONSOLIDATED BALANCE SHEETS
             (Dollars in thousands, except per share data)




                                                        Successor
                                      --------------------------------------
                                      Unaudited                 Audited
                                     ------------------   ------------------
                                     September 27, 2003   December 28, 20002
                                     ------------------   ------------------

              Assets
Current Assets:
  Cash and cash equivalents                $ 70,165           $  139,778
  Notes and accounts receivable,
    less allowance for losses of
    $5,109 and $5,577, respectively           78,255              87,344
  Merchandise inventories                    271,499             236,465
  Prepaid expenses                             5,995               9,756
  Deferred income tax benefits                16,169              15,871
                                             --------            -------
    Total current assets                     442,083             489,214
                                             --------            --------

Property and Equipment - Net                 315,058             214,548


Other Assets:
  Deferred income tax benefits                25,640              25,231
  Notes receivable, less allowance
   for losses of $233 and $1,475
    respectively                               3,023               3,523
  Other assets - net                          90,730              91,344
  Goodwill                                   624,561             556,894
                                             -------             -------
    Total other assets                       743,954             676,992
                                             -------             -------

Total assets                               $1,501,095         $1,380,754
                                           ==========         ==========


   Liabilities and Shareholder's Equity

Current Liabilities:
  Accounts payable                         $  265,578         $  240,845
  Accrued expenses                            153,385            137,416
  Current maturities of long-term debt          3,627              2,961
  Income taxes                                 13,084             13,370
                                              -------            -------
    Total current liabilities                 435,674            394,592
                                              -------            -------

Long-Term Debt                                592,868            559,824
Other Liabilities                              94,755             91,380
                                            ---------          ---------
    Total liabilities                       1,123,297          1,045,796
                                            ---------          ---------

Shareholder's Equity:
  Common stock:
    Common stock (1,000 shares
    issued and outstanding at
    $0.01 par value)
  Additional paid-in capital                  314,500            314,500
  Retained earnings                            63,298             20,458
                                              -------            -------
    Total shareholder's equity                377,798            334,958
                                              -------            -------

Total liabilities and shareholder's
   equity                                  $1,501,095         $1,380,754
                                           ==========         ==========




                                ROUNDY'S, INC.
               CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
                        (Subject to Reclassifications)
                            (Dollars in thousands)



                                              Successor           Predecessor
                                      --------------------------- -----------
                                     Thirty-nine  June 7, 2002  December 30,
                                     Weeks Ended       to         2001 to
                                     September 27, September 28    June 6,
                                          2003         2002           2002
                                      ------------- -------------  ---------
Cash Flows From Operating Activities:
  Net income                            $  42,840     $  12,526    $  10,928
  Adjustments to reconcile net income
  to net cash flows provided by operating
  activities:
   Depreciation and amortization,
    including deferred financing costs     35,180        16,206       18,670
    (Gain) loss on sale of property and
     equipment                               (240)         (161)          41
    Deferred income taxes                   3,247         1,635       (2,268)
  Changes in operating assets and
   liabilities, net of the effect of business
   acquisitions:
    Notes and accounts receivable          10,493           620       (7,079)
    Merchandise inventories                (4,099)       (4,338)      13,767
    Prepaid expenses                        5,089         2,078        1,743
    Other assets                           (8,672)       (2,324)      (1,371)
    Accounts payable                       15,931          (953)     (27,541)
    Accrued expenses                       11,109        10,510       18,062
    Income taxes                             (286)        3,162       19,731
    Other liabilities                      (6,511)       (1,898)         161
                                          -------        -------      ------
  Net cash flows provided by operating
   activities                             104,081        37,063       44,844
                                          -------        -------      ------

Cash Flows From Investing Activities:
  Capital expenditures                    (38,953)      (12,936)     (10,642)
  Proceeds from sale of property and
   equipment and other assets                 301           337          478
  Acquisition consideration                            (539,996)
  Payment for business acquisitions net
   of cash acquired                      (132,577)
  Decrease in notes receivable, net           500           334          879
                                         --------      ---------      -------
  Net cash flows used in investing
    activities                            (170,729)    (552,261)      (9,285)
                                         --------      ---------      -------
Cash Flows From Financing Activities:
  Proceeds from long-term borrowings                    475,000
  Settlement of interest rate swap
   liability                                             (6,652)
  Debt issuance costs                        (506)      (23,022)
  Contributed capital                                   314,500
  Payments of debt                         (2,459)     (166,043)     (48,618)
  Common stock purchased                                                 (56)
                                          --------     --------      --------
  Net cash flows (used in) provided by
   financing activities                    (2,965)      593,783      (48,674)
                                          --------     --------      --------

Net (Decrease) Increase in Cash and
 Cash Equivalents                         (69,613)       78,585      (13,115)

Cash and Cash Equivalents, Beginning of
  Period                                  139,778                     45,516
                                          ---------    ---------   ----------
Cash and Cash Equivalents, End of Period  $70,165     $  78,585    $  32,401
                                          =========    =========   ==========

Supplemental Cash Flow Information:
Cash paid during the period:
  Interest                              $  24,758     $   4,642    $   6,351
  Income taxes                             25,609           573        1,872





SEGMENT DATA                                  Successor                Combined    Successor    Predecessor
(Subject to                ----------------------------------------  -----------   -----------  ------------
 Reclassification)       Thirteen Weeks  Thirteen      Thirty-nine   Thirty-nine   June 7, 2002 December 30,
                             Ended       Weeks Ended   Weeks Ended   Weeks Ended      to          2001 to
                          September 27,  September 28, September 27, September 28, Sepember 28,   June 6,
                              2003           2002           2003          2002         2002        2002
                          -------------  ------------   ------------  -----------  ------------ -----------
REVENUES:
  Retail operations        $  668,286    $ 384,732    $1,639,772    $1,143,100     $  510,515   $ 632,586
  Wholesale operations        844,314      740,533     2,328,958     2,220,330        916,581   1,303,749
  Eliminations               (369,908)    (228,652)     (953,898)     (695,350)      (304,663)   (390,688)
                           ----------    ---------    ----------     ----------     ----------  ----------

  Total                    $1,142,692    $ 896,613    $3,014,832    $2,668,080     $1,122,433   $1,545,647
                           ==========    =========    ==========    ==========      =========   ==========

ADJUSTED EBITDA (1):
  Retail operations        $   30,472    $  20,417    $   78,357    $   57,489
  Wholesale operations         27,023       19,787        77,232        59,961
  Corporate and other          (7,797)      (3,686)      (18,820)      (12,093)
                           ----------      --------    ----------    ----------
     Total                 $   49,698    $  36,518    $  136,769    $  105,357
                           ==========    =========    ==========     ==========

ADJUSTED EBITDA RECONCILIATION:
Net income                 $   15,657    $  8,953    $   42,840     $   23,455    $   12,527  $     10,928
Interest expense               11,526       8,887        32,670         25,038        11,273        13,765
Income taxes                   10,438       6,221        28,560         16,118         8,705         7,413
SARs and other terminiation costs                                        7,400                       7,400
Depreciation and amortization
 expense                       12,077      12,457        32,699         33,347        15,646        17,701
                           ----------    --------    ----------     ----------    ----------      --------
     Total                 $   49,698   $  36,518    $  136,769     $  105,358    $   48,151      $ 57,207
                           ==========   =========    ==========     ==========    ==========      ========

(1) Adjusted EBITDA represents net income plus interest, income taxes, SARs and other termination costs, depreciation and amortization. The Company uses Adjusted EBITDA as one of many measures to evaluate the operating performance and liquidity of the business as well as for compensation purposes. We believe that Adjusted EBITDA is also used by many investors, securities analysts,lenders and others as a performance or liquidity measurement to make informed investment or credit decisions. Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation from, or as an alternative to,cash flow from operating activities, net income or any other GAAP measure as an indicator of the Company's operating performance or liquidity. Adjusted EBITDA as presented herein may not be comparable to similarly-titled measures reported by other companies.